Exhibit 2.7



**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the "Commission").**



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           IRON MOUNTAIN INCORPORATED

                             IM-3 ACQUISITION CORP.

                                       AND

                                INTERMATION, INC.


                                FEBRUARY 24, 1998

                                TABLE OF CONTENTS


1.   DEFINITIONS...........................................................1

2.   BASIC TRANSACTION.....................................................7

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................14

4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER
     AND THE TRANSACTION SUBSIDIARY.......................................23

5.   PRE-CLOSING COVENANTS................................................25

6.   POST-CLOSING COVENANTS...............................................30

7.   CONDITIONS TO OBLIGATION TO CLOSE....................................31

8.   DELIVERIES AND ACTIONS AT CLOSING....................................34

9.   TERMINATION..........................................................36

10.  REMEDIES FOR BREACHES OF REPRESENTATIONS
     AND WARRANTIES.......................................................37

11.  MISCELLANEOUS........................................................41


The following schedules and exhibits have been omitted and will be supplementally filed with the Commission upon request.


SCHEDULES
---------
Schedule 1               Designated Recipients
Schedule 2               Net Operating Income
Schedule 3               Principal Stockholders
Disclosure Schedule

EXHIBITS
--------
2(c)-1                   Delaware Certificate of Merger
2(c)-2                   Washington Articles of Merger
2(e)(i)                  Post Closing Escrow Agreement
2(e)(ii)                 Letter of Transmittal
3(f)-1                   Articles of Incorporation of the Company
3(f)-2                   Bylaws of the Company
5(e)                     Buyer Confidentiality Agreement

                                MERGER AGREEMENT

     Agreement entered into on February 24, 1998, by and among Iron Mountain Incorporated, a Delaware corporation (the "Buyer"), IM-3 Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of the Buyer (the "Transaction Subsidiary"), and InterMation, Inc., a Washington corporation (the "Company"). The Buyer, the Transaction Subsidiary and the Company are referred to collectively herein as the "Parties".

     This Agreement contemplates a transaction in which the Company will be merged into the Transaction Subsidiary, the Company Stockholders will receive cash and shares of Common Stock, par value $.01 per share, of the Buyer ("Buyer Common Stock") in exchange for their Company Shares and the issued and outstanding shares of the Transaction Subsidiary will remain issued and outstanding, all as more fully set forth below.

     The Board of Directors of the Company has unanimously determined that the Merger (as defined in ss.2(a)) is in the best interests of the Company and the Company Stockholders; and the Board of Directors of the Buyer has unanimously approved this Agreement and the Merger on behalf of the Buyer and the Transaction Subsidiary as a wholly-owned subsidiary of the Buyer, and the sole Director of the Transaction Subsidiary has approved this Agreement and the Merger.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. DEFINITIONS. The following capitalized terms shall have the indicated meanings as used in this Agreement, unless the context clearly otherwise requires.

     "Accredited Investor" shall have the meaning given such term in Rule 501 under the Securities Act.

     "Adjusted Merger Consideration" shall mean the net amount determined pursuant to the following formula: (a) $24,500,000, (b) less the sum of: (1) the amount, if any, determined pursuant to ss.2(d)(vii) below, (2) the amount determined pursuant to ss.5(k) below, and (3) the excess legal fees, if any, described in ss.11(k), (c) plus the sum of: (1) the Net Operating Income Adjustment, if any, and (2) the aggregate exercise price of all Vested Rights paid in cash to the Company upon the exercise of such Vested Rights between the date hereof and the Closing.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliate Group" means any affiliated group within the meaning of Code ss.1504(a).

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Common Stock" has the meaning set forth in the preface above.


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                                      -2-


     "Buyer Confidentiality Agreement" has the meaning set forth in ss.5(e) below.

     "Buyer Net Operating Income Calculation" has the meaning set forth in ss.10(b)(iii)(A) below.

     "Claims" has the meaning set forth in ss.10 below.

     "Closing" has the meaning set forth in ss.2(b) below.

     "Closing Date" has the meaning set forth in ss.2(b) below.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Combined Election" has the meaning set forth in ss.2(d)(ix) below.

     "Common Stock" means the common stock, $0.01 par value per share, of the Company.

     "Company" has the meaning set forth in the preface above.

     "Company Meeting" means the meeting of the Company Stockholders relating to the approval of this Agreement.

     "Company Net Operating Income Calculation" has the meaning set forth in ss.5(o) below.

     "Company Share" means any of the outstanding shares of the Common Stock.

     "Company Stockholder" means any Person who or which holds any Company
Shares.

     "Confidential Information" means any information defined as "Evaluation Materials" in the Confidentiality Agreement or the Buyer Confidentiality Agreement.

     "Confidentiality Agreement" means that certain letter agreement between the Company and the Buyer dated November 3, 1997.

     "Delaware Certificate of Merger" has the meaning set forth in ss.2(c) below.

     "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

     "Designated Recipients" means those current or former Company Stockholders identified on Schedule 1.

     "Determination Price" shall mean the average closing price per share of Buyer Common Stock for the period of 20 trading days ending two trading days prior to the Closing Date.

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                                      -3-


Notwithstanding the foregoing, (i) if the Closing Date occurs on or before **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** and (a) the average closing price per share of Buyer Common Stock for such period is equal to or less than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**, then the Determination Price shall be **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** or (b) if the average closing price per share of Buyer Common Stock for such period is equal to or greater than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**, then the Determination Price shall be **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**; and (ii) if the Closing Date occurs after **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** and
(a) the average closing price per share of Buyer Common Stock for such period is equal to or less than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**, then the Determination Price shall be **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**, or (b) if the average closing price per share of Buyer Common Stock for such period is equal to or greater than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**, then the Determination Price shall be **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**. For purposes of calculating the Determination Price, the closing price for each such trading day shall be the last quoted sale price or, if not so quoted, the average of the low bid and high asked prices on the Nasdaq National Market System. The calculation of Determination Price shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other similar recapitalization with respect to the Buyer Common Stock.

     "Disclosure Schedule" has the meaning set forth in ss.3 below.

     "Dissenting Share" means any Company Share with respect to which any Company Stockholder has exercised his or its appraisal rights under the Washington Business Corporation Act.

     "Earnest Money Escrow Agent" means Chase Manhattan Bank & Trust Company,
N.A.

     "Earnest Money Escrow Agreement" means that certain Escrow Agreement among the Earnest Money Escrow Agent, the Buyer and the Company, dated December 9, 1997.

     "Earnest Money Escrow Deposit" means the **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** earnest money escrow deposit deposited by the Buyer with the Earnest Money Escrow Agent pursuant to the Earnest Money Escrow Agreement.

     "Earnest Money Escrow Fund" means the Earnest Money Escrow Deposit, together with all interest or dividends accrued thereon.

     "Effective Time" has the meaning set forth in ss.2(d)(i) below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit or other retirement, bonus or incentive plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

     "Enforceability Exceptions" has the meaning set forth in ss.3(c) below.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity which is treated as a single employer with the Company for purposes of Code ss.414.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means Chase Mellon Shareholder Services LLC, a Maryland limited liability company.

     "Fiduciary" has the meaning set forth in ERISA ss.3(21).

     "Funded Indebtedness" means all indebtedness and other monetary obligations of the Company, including all bank debt and all amounts payable to Company Stockholders (other than amounts payable to Company Stockholders in respect of their Company Shares), but excluding trade payables and capitalized lease obligations. Funded Indebtedness payable as of the Closing Date will be listed on a schedule delivered to the Buyer by the Company prior to the Closing as further described in ss.5(l).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Information Statement" means the Company's Information Statement dated November 1, 1997.

     "Intellectual Property" means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) trade secrets and confidential business information (including ideas, know-how, work processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (d) computer software (including data and related documentation), (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" with respect to a representation or warranty by the Company means actual knowledge of any member of the Board of Directors of the Company after inquiry of employees of the Company whose responsibilities cover the subject matter of the representation or warranty.

     "Material" means, when used in connection with any action, representation, warranty, covenant, inaction or undertaking, an amount or effect on the matter so qualified in excess of **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**.

     "Material Adverse Effect" means, when used in connection with any representation, warranty or covenant, any breach or failure to comply resulting in a loss or losses in an amount in excess of **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**.

     "Merger" has the meaning set forth in ss.2(a) below.

     "Merger Consideration" means the aggregate Per Share Merger Consideration payable in respect of all of the Pro Forma Outstanding Company Shares.

     "Merger Documents" means the Washington Articles of Merger and the Delaware Certificate of Merger, including all attachments thereto.

     "Net Operating Income" means the total revenues of the Company less the total operating expenses of the Company, calculated pursuant to the format set forth in Schedule 2 in accordance with GAAP and on a basis consistent with the past practices of the Company; provided, however, that any accruals customarily done on an annual basis shall be done on a monthly basis; and provided, further, that any expenses incurred by the Company (i) in the preparation of audited financial statements that are to be borne by the Buyer pursuant to ss.5(n) below, (ii) in connection with employee bonuses permitted under ss.5(d) below or
(iii) that relate solely to the transactions contemplated by this Agreement shall be excluded from the calculation of Net Operating Income.

     "Net Operating Income Adjustment" means the sum of (a) the product obtained by multiplying (i) **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** by (ii) that number of whole calendar months, if any, (x) that shall have elapsed beginning with the month of March 1998 to (but in no event including) the month in which the Closing occurs and (y) for which the Net Operating Income of the Company shall have been equal to or greater than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** and (b) the product obtained by multiplying (i) **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** and (ii) a fraction, the numerator of which is the number of days from the first day of the month in which the Closing occurs to and including the Closing Date and the denominator of which is the total number of days in the month in which the Closing occurs.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), and for the Company shall include, among other things, the continuation of the Company's program of racking and facility relocation projects in Seattle and the move-in of major new accounts in accordance with the Company's existing plans.

     "Party" has the meaning set forth in the preface above.

     "Per Share Escrow Deposit" means the amount deposited with the Post Closing Escrow Agent pursuant to ss.2(e)(i)(C).

     "Per Share Merger Consideration" has the meaning set forth in ss.2(d)(v)(A) below.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Post Closing Escrow Agent" means Chase Manhattan Bank & Trust Company,
N.A.

     "Post Closing Escrow Agreement" has the meaning set forth in ss.2(e) below.

     "Post Closing Escrow Deposit" means the aggregate of all Per Share Escrow Deposits deposited with the Escrow Agent in respect of all Company Shares outstanding immediately prior to the Effective Time.

     "Post Closing Escrow Fund" means the Post Closing Escrow Deposit, plus any interest or dividends accrued thereon from and after the Effective Time.

     "Principal Stockholders" means those Company Stockholders identified on
Schedule 3.

     "Pro Forma Outstanding Company Shares" has the meaning set forth in ss.2(d)(vi) below.

     "Prospectus" has the meaning set forth in ss.4(f)(i) below.

     "Reportable Event" has the meaning set forth in ERISA ss.4043.

     "Representatives" has the meaning set forth in Section 10(d)(v).

     "Requisite Stockholders" means those Company Stockholders necessary to effect the Requisite Stockholder Approval.

     "Requisite Stockholder Approval" means the following: (i) the approval of the Merger and this Agreement by the vote of Company Stockholders and (ii) the approval of the Merger and this Agreement by the vote of those Company Stockholders who are to receive Combined Stockholder Merger Consideration hereunder as a separate voting group. The vote under each of the items described in the preceding sentence must be by a two-thirds majority of the Company Shares entitled to vote.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Share Price" equals the quotient of the Adjusted Merger Consideration divided by the Pro Forma Outstanding Company Shares.

     "Stockholders Agreement" means that Stockholders Agreement dated as of the date hereof, among the Buyer and the Principal Stockholders.

     "Subsidiary" means any corporation or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar managing body.

     "Surviving Corporation" has the meaning set forth in ss.2(a) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Transaction Subsidiary" has the meaning set forth in the preface above.

     "Vested Rights" means all Common Stock issuable under all options, warrants, securities convertible into Common Stock and similar rights to acquire Common Stock exercisable at or prior to the Closing.

     "Washington Articles of Merger" has the meaning set forth in ss.2(c) below.

     "Washington Business Corporation Act" means the Washington Business Corporation Act, RCW23B, et seq., as amended.

2.   BASIC TRANSACTION.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into the Transaction Subsidiary (the "Merger") at the Effective Time. The Transaction Subsidiary shall be the corporation surviving the Merger (the "Surviving Corporation").

     (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Graham & James LLP, 1001 Fourth Avenue, Suite 4500, Seattle, Washington, commencing at 9:00 a.m. local time on the date (the "Closing Date") designated by the Buyer to the Company in writing upon not less than two business days' notice; provided, however, that none of the Parties shall be obligated to close on a date so designated unless all conditions to the obligations of the Parties to consummate the transactions contemplated hereby shall have been satisfied or waived; and provided, further, that the Closing Date shall be no earlier than March 26, 1998 nor later than June 24, 1998.

     (c) Actions at the Closing. At the Closing, (i) the Company will deliver to the Buyer and the Transaction Subsidiary the certificates, instruments, and documents specifically listed in ss.8(a) below, (ii) the Buyer and the Transaction Subsidiary will deliver to the Company the certificates, instruments, and documents specifically listed in ss.8(b) below, (iii) the Company and the Transaction Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as
Exhibit 2(c)-1 (the "Delaware Certificate of Merger") and the

Transaction Subsidiary will file with the Secretary of State of the State of Washington Articles of Merger in the form attached hereto as Exhibit 2(c)-2 (the "Washington Articles of Merger"), (iv) the Buyer will deliver the amounts described in ss.5(k) to the Company for payment to the Designated Recipients,
(v) the Buyer will cause the Surviving Corporation to deliver the Per Share Escrow Deposit to the Post Closing Escrow Agent in the manner provided in ss.2(e)(i)(B)(2) below, (vi) the Buyer will cause the Surviving Corporation to pay the Funded Indebtedness, and (vii) the Buyer will cause the Surviving Corporation to deliver the Merger Consideration to the Exchange Agent in the manner provided below in this ss.2.

     (d) Effect of Merger.

          (i) General. The Merger shall become effective upon the filing of the Washington Articles of Merger with the Secretary of State of the State of Washington and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, or at such date and time thereafter as is provided in the Merger Documents (the "Effective Time"). The Merger shall have the effect set forth in the Washington Business Corporation Act and the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Transaction Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Transaction Subsidiary immediately prior to the Effective Time.

          (iii) Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of the Transaction Subsidiary immediately prior to the Effective Time.

          (iv) Directors and Officers. The directors and officers of the Transaction Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of and after the Effective Time (retaining their respective positions and terms of office), and the directors and officers of the Company prior to the Effective time shall not be directors or officers of the Surviving Corporation.

          (v) Conversion of Company Shares. At and as of the Effective Time:

              (A) Each Company Share (other than shares of Common Stock owned by any Subsidiary of the Company and other than Dissenting Shares) shall, by reason of the Merger and without any action by the holders thereof, be converted into one of the following (the "Per Share Merger Consideration"):

              (1) for such Company Shares held by Company Stockholders who have not effectively made a Combined Election or who have properly revoked a Combined Election ("Cash Stockholders"), the right to receive cash in an amount equal to the Share Price (the "Cash Stockholder Merger Consideration"); or

                (2) for such Company Shares held by Company Stockholders who have effectively made and not revoked a Combined Election ("Combined Stockholders"), the right to receive:

                    (x) subject to the adjustments described in ss.2(d)(v)(B),
            $9,500,000 (the "Original Cash Amount") less the sum of:
            (i) Funded Indebtedness as of the Closing Date as described in ss.5(l), (ii) the aggregate Cash Stockholder Merger Consideration payable to all Cash Stockholders, (iii) the payment to Designated Recipients described in ss.5(k) and (iv) the excess legal fees, if any, described in ss.11(k), divided by the number of Pro Forma Outstanding Company Shares held by Combined Stockholders (the "Combined Stockholder Cash Amount"); plus

                    (y) that number of shares of Buyer Common Stock calculated by (i) subtracting the Combined Stockholder Cash Amount from the Share Price and (ii) dividing the resulting amount by the Determination Price (the "Combined Stockholder Stock Amount" and, collectively with the Combined Stockholder Cash Amount, the "Combined Stockholder Merger Consideration").

                (B) In the event the Buyer shall have consummated a public offering of Buyer Common Stock for cash between the date hereof and the Closing Date, the Original Cash Amount shall, subject in each instance to the proviso below, be adjusted at Closing as follows:

                (1) if the proceeds to the Buyer of such offering (net of underwriting discounts and commissions and associated expenses) exceed $75,000,000, the Original Cash Amount shall be changed to $12,500,000; and

                (2) if the proceeds to the Buyer of such offering (net of underwriting discounts and commissions and associated expenses) exceed $100,000,000, the Original Cash Amount shall be changed to $15,250,000;

provided, however, that in the event any such change in the Original Cash Amount were to result in the value of the aggregate Combined Stockholder Stock Amount, based on the lower of (i) the closing price of Buyer Common Stock on the Nasdaq National Market System for the trading day immediately prior to the Closing Date, as provided by the Nasdaq National Market System and (ii) the Determination Price (the "Aggregate Stock Consideration Amount"), being less than 45% of the sum of the value of the Merger Consideration based on such closing price plus amounts payable upon Closing to Designated Recipients pursuant to ss.5(k) (the "Aggregate Consideration Amount"), then any applicable change in the Original Cash Amount provided for in clause (B)(1) or (B)(2) above shall be limited to a change to the highest amount such that the Aggregate Stock Consideration Amount would be equal to or greater than 45% of the Aggregate Consideration Amount.

                (C) Any Combined Stockholders who are Affiliates with one another may give irrevocable written notice to the Exchange Agent and the Buyer not less than five days prior to the Closing Date of the proportions in which such Persons elect to allocate among themselves the aggregate Combined Stockholder Cash Amount and aggregate Combined Stockholder Stock Amount which they are entitled to receive upon the Merger, and the Buyer shall instruct the Exchange Agent to pay the Combined Stockholder Merger Consideration to be paid to such Persons in accordance with such election.

              (D) In lieu of issuing fractional shares, the Buyer may convert a Combined Stockholder's right to receive shares of the Buyer Common Stock pursuant to Section 2(d)(v)(A)(2)(y) into a right to receive the highest whole number of shares of the Buyer Common Stock constituting the aggregate Combined Stockholder Stock Amount to which the Combined Stockholder is entitled plus cash equal to the fraction of a share of the Buyer Common Stock to which the Combined Stockholder would otherwise be entitled multiplied by the Determination Price, and the aggregate Combined Stockholder Stock Amount to which the Combined Stockholder is entitled shall be deemed to be such number of shares of the Buyer Common Stock plus such cash.

After the Effective Time, no Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this ss.2(d)(v).

          (vi) Pro Forma Outstanding Company Shares; Treatment of Vested Rights. For purposes of this ss.2(d), "Pro Forma Outstanding Company Shares" means the aggregate number of Company Shares outstanding at or immediately prior to the Effective Time after the cash exercise (as contemplated by the definition of Adjusted Merger Consideration) of all Vested Rights then exercisable.

          (vii) Adjustment for Dividends, Distributions, Etc. The amount payable by the Buyer hereunder shall be decreased, as described in the definition of Adjusted Merger Consideration above, by an amount equal to any payment or distribution made by the Company in respect of any dividends or distributions of cash or other assets of the Company to the Company Stockholders in respect of their Company Shares or with respect to any redemptions of Company Shares in contravention of the provisions of ss.3(f)(ix) or ss.5(d)(iii) below.

          (viii) Capital Stock of the Transaction Subsidiary. At and as of the Effective Time, each issued and outstanding share of common stock, $.01 par value per share, of the Transaction Subsidiary shall continue to be an issued and outstanding share of the common stock of the Surviving Corporation.

          (ix) Procedures for Making Combined Elections.

               (A) Each Person who, at the record date (the "Company Record Date") for determining Company Stockholders eligible to vote the shares of Common Stock at the Company Meeting, (x) is a record holder of shares of Common Stock (other than the Company or any Subsidiary of the Company) or Vested Rights, (y) votes such shares in favor of this Agreement, and (z) is an Accredited Investor, shall have the right to submit an Election Form (as defined in ss.2(d)(ix)(B)) specifying that such Person elects to have all shares of Common Stock held by such Person as of the Company Record Date, and any additional shares held as of the Effective Time pursuant to the exercise of Vested Rights, converted into the right to receive the Combined Stockholder Merger Consideration (the "Combined Election").

               (B) The Company shall mail to Company Stockholders, together with the notice of meeting, the Prospectus (if not already delivered) and the other information to be delivered to such Stockholders, an election form (the "Election Form") providing for such Stockholders (x) to make a Combined Election, (y) to certify as to their status as Accredited Investors and (z) to agree to hold shares of Buyer Common Stock received in the Merger subject to lock-up terms identical to those contained in the Stockholders Agreement. As of 12:00 noon Seattle, Washington time on the date of the Company Meeting (the "Election Deadline"), all Company Stockholders on the Company Record Date that shall not have submitted to the Company or shall have properly revoked an effective, properly completed Election Form shall be deemed not to have made a Combined Election and, accordingly, shall receive the Cash Stockholder Merger Consideration.

               (C) Any Combined Election shall have been validly made only if the Company shall have received by the Election Deadline, an Election Form properly completed and executed by such Stockholder. Such Combined Election shall be binding upon any subsequent holder of Common Stock in respect of which a Combined Election has been made. Any Company Stockholder (other than a holder who has submitted an irrevocable election) may at any time prior to the Election Deadline revoke such holder's election by written notice to the Company received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Company and the Buyer shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration.

               (D) The Company and the Buyer shall reasonably agree on such reasonable rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms and the manner and extent to which Combined Elections are to be taken into account in making the determinations prescribed by ss.2(d).

     (e) Procedure for Payment.

          (i) (A) On the Closing Date, with respect to the Company Shares which are not Dissenting Shares, the Buyer shall cause to be delivered to the Exchange Agent the Merger Consideration (including, to the extent applicable, certificates for shares of Buyer Common Stock), less the sum of (i) the Earnest Money Escrow Deposit in respect of such Company Shares which are not Dissenting Shares and (ii) the Post Closing Escrow Deposit.

               (B) On the Closing Date, the Buyer and the Company shall issue joint written instructions to the Earnest Money Escrow Agent: (1) to disburse **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** of the Earnest Money Escrow Fund, less the Earnest Money Escrow Deposit in respect of Company Shares which are not Dissenting Shares, to the Exchange Agent as part of the Merger Consideration, and (2) to disburse the balance of the Earnest Money Escrow Fund to the Buyer.

               (C) On the Closing Date, with respect to the Company Shares which are not Dissenting Shares, the Buyer shall cause an amount in cash (the "Per Share Escrow Deposit") equal to the quotient derived by dividing **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** by the Pro Forma Outstanding Company Shares to be paid to the Post Closing Escrow Agent pursuant to the terms of a Post Closing Escrow Agreement substantially in the form of
Exhibit 2(e)(i) among the Buyer, the Surviving Corporation, the Post Closing Escrow Agent and the Representatives, as agents for and representatives of the

Company Stockholders (the "Post Closing Escrow Agreement"); provided, however, that with respect to any Combined Stockholder, the aggregate Per Share Escrow Deposit attributable to such Stockholder in respect of all shares of Common Stock held by such Stockholder shall be withheld from the shares of Buyer Common Stock otherwise to be issued to such Stockholder in an amount (rounded up to the nearest whole share) equal to the quotient obtained by dividing (x) the aggregate Per Share Escrow Deposit otherwise attributable to such Stockholder in respect of all shares of Common Stock held by such Stockholder by (y) the Determination Price. The respective interests of the Company Stockholders in the Post Closing Escrow Fund (other than those Company Stockholders holding Dissenting Shares) shall be based on whether cash or Buyer Common Stock was contributed to the Post Closing Escrow Fund in respect of such Stockholder.

          (ii) The procedure for payment of the Cash Stockholder Merger Consideration and Combined Stockholder Merger Consideration for all Company Shares which are not Dissenting Shares shall be as follows:

               (A) As promptly as practicable after the Effective Time, the Exchange Agent shall mail or deliver to each Company Stockholder holding a certificate or certificates which prior to the Effective Time represented Company Shares a letter of transmittal substantially in the form of Exhibit 2(e)(ii) (the "Letter of Transmittal") and instructions to effect the surrender of such certificates in exchange for such Company Stockholder's portion of the aggregate Cash Stockholder Merger Consideration or aggregate Combined Stockholder Merger Consideration, as applicable (minus in each case such Company Stockholder's share of the Per Share Escrow Deposit, as stated in a schedule given by the Company to the Exchange Agent, until disbursement thereof). The Exchange Agent will accept the surrender of properly tendered certificates which formerly represented the holders' Company Shares, effect payment of the Cash Stockholder Merger Consideration or Combined Stockholder Merger Consideration, as applicable (minus the Per Share Escrow Deposit until disbursement thereof) allocable to each holder of Company Shares, and deliver to the Buyer such surrendered certificates. No interest will accrue or be paid to the holder of any outstanding Company Shares.

               (B) In the event any former Company Stockholder (including Company Stockholders with respect to Dissenting Shares) fails or refuses to tender certificates for his Company Shares within 180 days after the Effective Time, the Buyer may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Merger Consideration then held in respect of such former Company Stockholders, and thereafter all such former Company Stockholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the portion of the Merger Consideration payable or issuable upon surrender of their certificates. None of the directors, officers or employees of the Company, the Buyer or the Transaction Subsidiary or any Company Stockholder or stockholder of the Buyer shall have any liability to any such former Company Stockholder or to any governmental agency in respect of such payments.

          (iii) The Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Exchange Agent.

     (f) Lost or Stolen Certificates. In the event any certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the execution of an indemnity in respect thereof (all as provided in the Letter of Transmittal), the Exchange Agent shall be authorized, in exchange for such affidavit and indemnity, to deliver the Cash Stockholder Merger Consideration or Combined Stockholder Merger Consideration (minus the Per Share Escrow Deposit until disbursement thereof) in respect of such lost, stolen, or destroyed certificate representing Company Shares.

     (g) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

     (h) Dissenting Shares.

          (i) Notwithstanding any other provision of this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time that are held by Company Stockholders who have not voted such Company Shares in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Shares in accordance with the Washington Business Corporation Act, and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any portion of the Merger Consideration. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Company Shares held by them in accordance with the provisions of the Washington Business Corporation Act, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their rights to appraisal of such Company Shares under the Washington Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the portion of the aggregate Cash Stockholder Merger Consideration or the portion of the aggregate Combined Stockholder Merger Consideration, as the case may be, to which such Company Stockholder would have been entitled in respect of such Company Shares but for such Company Stockholder's demand for an appraisal (less the Per Share Escrow Deposit in respect of such Company Shares until disbursement thereof), upon surrender of the certificates that formerly evidenced such Company Shares in the manner provided in ss.2(e) (upon which surrender the Company will cause the Per Share Escrow Deposit in respect of such Company Shares to be paid to the Post Closing Escrow Agent pursuant to the terms of Post Closing Escrow Agreement). The Surviving Corporation shall pay the appraised value for any Dissenting Shares as determined in accordance with the Washington Business Corporation Act, and no such payment shall form the basis of a claim against the Company Stockholders under this Agreement or the Post Closing Escrow Agreement.

          (ii) The Company shall give the Buyer prompt written notice of its receipt of any demands for appraisal, any withdrawals of such demands and any other instruments served by Company Stockholders pursuant to the Washington Business Corporation Act relating thereto. The Company and the Buyer shall jointly direct all negotiations and proceedings with respect to demands for appraisal under the Washington Business Corporation Act. The Company shall not, except with the prior written consent of the Buyer, settle or offer to settle, or make any payment with respect to, any demands for appraisal.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer and the Transaction Subsidiary that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the Closing Date), except those statements which specify a different date (which shall be correct and complete as of such date) and as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3. The Company makes no representations and warranties of any kind in connection with the transactions contemplated by this Agreement except as expressly set forth in this ss.3.

     (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company is duly authorized to conduct business and is in good standing as a foreign corporation under the laws of the State of Oregon, which is the only jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the financial condition, business, assets or operating cash flow of the Company, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     (b) Capitalization; Subsidiaries. The entire authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 10,534,063 shares are issued and outstanding as of the date of this Agreement and, upon exercise of all Vested Rights, 10,971,863 will be issued and outstanding as of immediately prior to the Effective Time. The Disclosure Schedule identifies each of the Company Stockholders, and the number of Company Shares which will be held by each after giving effect to the exercise of the Vested Rights contemplated by this Agreement. All of the Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Disclosure Schedule describes all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Common Stock. The Buyer and the Transaction Subsidiary shall not be required to pay any amounts in order to terminate any such options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts and commitments, all of which will have been fully exercised or cancelled prior to or as of the Effective Time. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

     Except as set forth on the Disclosure Schedule: (i) the Company has no Subsidiaries and has never had any Subsidiaries, and (ii) the Company does not own, directly or indirectly, any interest in any other corporation, limited liability company, business trust, joint stock company, partnership or other business organization, or the right to acquire an interest in, or to control, any such entity.

     (c) Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the consummation of the Merger is subject to the Requisite Stockholder Approval. This Agreement and the transactions contemplated herein have been duly authorized by all necessary corporate action (other than the Requisite Stockholder Approval) on the part of the Company, and in connection therewith the board of directors of the Company has determined or will determine, in accordance with its statutory duties, that this Agreement and the Merger are in the best interests of the Company and the Company Stockholders and that the board of directors will recommend approval thereof by the Company Stockholders. Subject to receipt of the Requisite Stockholder Approval, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought (the "Enforceability Exceptions").

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles of incorporation or bylaws of the Company or (ii) except as set forth in the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect on the business, financial condition, operations, assets or operating cash flow of the Company, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement. To the Knowledge of the Company, other than in connection with the provisions of the Washington Business Corporation Act, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Company to consummate the transactions contemplated by this Agreement.

     (e) Financial Statements. The Company has furnished to the Buyer the following financial statements (together, the "Financial Statements"): (i) the unaudited balance sheet of the Company as of September 30, 1997 and (ii) the statement of income and expenses of the Company for the nine-month period ended September 30, 1997.

     The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, and present fairly the financial condition of the Company as of such date and the results of operations of the Company for such period, and are consistent with the books and records of the Company; provided, however, that the Financial

Statements are subject to normal year-end adjustments (which will not be Material individually or in the aggregate) and lack footnotes and other presentation items.

     Notwithstanding the foregoing, the Company makes no representation or warranty of any kind as to the Financial Statements as they relate to InterMation Software LLC ("Software LLC"). The Financial Statements do not include any income, expense, asset or liability items related to Software LLC, and the Company has no liability or obligation (financial or otherwise) to Software LLC, and is not liable, directly or contingently, for any liability of Software LLC or any lease to which Software LLC is a party.

     The Disclosure Schedule identifies (i) each bank and other financial institution to which the Company is indebted and the amount of indebtedness owed as of January 31, 1998, (ii) each Company Stockholder to which the Company is indebted and the amount of indebtedness owed as of January 31, 1998, and (iii) each Company Stockholder who has guaranteed obligations of the Company (and the obligations guaranteed).

     (f) Absence of Certain Changes or Events. Since September 30, 1997 there has not been any Material adverse change in the business, financial condition, operations, assets or operating cash flow of the Company, taken as a whole. Without limiting the generality of the foregoing, during such period, except as set forth in the Disclosure Schedule, the Company has not:

          (i) voluntarily incurred any obligation or liability (fixed or contingent), except (A) normal trade or business obligations or liabilities, and
(B) increases in Funded Indebtedness, in each case incurred in the Ordinary Course of Business, none of which would have a Material Adverse Effect on the business, financial condition, assets or cash flow of the Company, taken as a whole, and (C) in connection with this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby;

          (ii) discharged or satisfied any Material Security Interest or paid any Material obligation or liability (fixed or contingent), other than in the Ordinary Course of Business;

          (iii) mortgaged, pledged or subjected to any Security Interest any of its assets or properties;

          (iv) transferred, leased or otherwise disposed of any of its Material assets or properties or acquired any Material assets or properties except in each case in the Ordinary Course of Business;

          (v) made any capital investment or expenditure (or series of related capital investments and expenditures) either involving more than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** or outside the Ordinary Course of Business;

          (vi) delayed or postponed the payment of Material accounts payable or other Material liabilities other than in the Ordinary Course of Business;

          (vii) made or granted any wage or salary increase or bonus applicable to any group or classification of employees generally or to any officer of the Company, except in each case in the Ordinary Course of Business, or entered into any written employment contract with, or made any Material loan (other than advances in the Ordinary Course of Business) to, or entered into any Material transaction of any other nature with, any officer or employee of the Company, or adjusted, amended or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of its employees or officers (or taken any such action with respect to any other Employee Benefit
Plan);

          (viii) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any Material respect its ability to conduct business;

          (ix) declared any dividends or distributed any cash or other assets to Company Stockholders in respect of the Company Shares, repurchased or redeemed any Company Shares from any Company Stockholders or engaged in any similar transactions since September 30, 1997, except for redemptions of Company Stock pursuant to the Company's solicitation dated on or about May 23, 1997 (the "1997 Redemption"), pursuant to which approximately 850 Company Shares were redeemed since September 30, 1997 for an aggregate redemption price of less than $5,000;

          (x) authorized or effected any amendment or restatement of the articles of incorporation or by-laws of the Company; or

          (xi) made any binding commitment to do any of the foregoing.

In addition, the Company has not amended its Articles of Incorporation or Bylaws since the date of the Articles of Incorporation and Bylaws provided by the Company to the Buyer pursuant to Buyer's due diligence request, copies of which are attached hereto as Exhibits 3(f)-1 and 3(f)-2, respectively.

     (g) Undisclosed Liabilities. To the Knowledge of the Company, the Company has no liability (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes, except for (i) liabilities set forth in the September 30, 1997 balance sheet, (ii) liabilities which have arisen after September 30, 1997 in the Ordinary Course of Business (none of which results from, arises out of, relates to, or was caused by any breach of contract, intentional tort, infringement or violation of law), and (iii) liabilities set forth in the Disclosure Schedule.

     (h) Taxes. With respect to Taxes:

          (i) the Company has filed, within the time and in the manner prescribed by law, all Tax Returns, required to be filed under federal, state or local laws by the Company;

          (ii) the Company has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes that are shown as due and payable on all Tax Returns filed by the Company;

          (iii) the Company has established (and until the Effective Time will establish) on its books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all Taxes accrued or accruable under GAAP for all periods prior to and including the Closing Date;

          (iv) there are no liens for Taxes upon the assets of the Company or Software LLC except liens for Taxes not yet due;

          (v) the Company has not filed (and will not file prior to the Effective Time) any consent agreement under ss.341(f) of the Code and none of the assets of the Company are subject to an election under ss.341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of ss.897(c)(2) of the Code during the applicable period specified in ss.897(c)(1)(A)(ii) of the Code;

          (vi) except as set forth in the Disclosure Schedule (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), no deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full;

          (vii) except as set forth in the Disclosure Schedule, there are no outstanding written waivers or comparable written consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by the Company;

          (viii) except as set forth in the Disclosure Schedule, which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question, no federal, state or local audits or other administrative proceedings or court proceedings are presently pending, or to the Knowledge of the Company, threatened, with regard to any Taxes or Tax Returns;

          (ix) the Company is not a party to any tax-sharing or allocation agreement, nor does it owe any amount under any tax-sharing or allocation agreement;

          (x) the Company has no actual or potential liability for any tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than itself;

          (xi) no amounts payable by the Company will fail to be deductible for federal income tax purposes by virtue of ss.280G of the Code;

          (xii) except as set forth in the Disclosure Schedule, the Company has complied (and until the Effective Time will comply) with all applicable laws, rules and regulations relating to the payment of withholding Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code) and has, within the time and in the manner prescribed by law, withheld from employees' wages and paid over to the proper governmental authorities all Material amounts required to be so withheld and paid over under all applicable laws;

          (xiii) until March 23, 1995 the Company was a member of an Affiliate Group of which Shurgard Incorporated ("Shurgard") was the parent company. The Tax Returns of Shurgard for the Tax years through 1994 and for the Tax period of January 1, 1995 through March 23, 1995 have been audited (or the statutes of limitations with respect to such Tax Returns have expired) and all Taxes, if any, determined pursuant to such audits to be due have been paid in full; and

          (xiv) copies of all federal, state and local income Tax Returns, examinations, reports and statements of income tax deficiencies assessed against or agreed to by the Company and for any and all taxable periods with respect to which the statute of limitations for the collection of any Tax has not expired have been made available by the Company for inspection by the Buyer, other than such materials for periods when the Company was owned by Shurgard Incorporated or its Affiliates, which the Company has not provided to the Buyer.

     (i) Title to Property and Assets. The Company has good and marketable title to all of the properties and assets reflected on the September 30, 1997 balance sheet as being owned by the Company except any thereof since disposed of in the Ordinary Course of Business, and none of such properties or assets is, except as disclosed in the Financial Statements or the Disclosure Schedule, subject to any Security Interest.

     (j) Real Property.

          (i) The Company does not now own, and has never owned, any real property.

          (ii) The Company is party as tenant or subtenant to the real property leases and subleases as described in the Disclosure Schedule. With respect to each lease or sublease described in the Disclosure Schedule:

               (A) the lease or sublease is a legal, valid, binding, enforceable obligation of the Company, and, to the Knowledge of the Company, of the other parties thereto, and is in full force and effect;

               (B) the Company is not in breach or default, and no event has occurred with respect to the Company which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereof;

               (C) to the Knowledge of the Company, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (D) with respect to each sublease, the representations and warranties set forth in subsections (A) through (C) above are true and correct with respect to the underlying lease; and

               (E) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

     (k) Intellectual Property.

          (i) To the Knowledge of the Company, the Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted.

          (ii) To the Knowledge of the Company, the Company has not infringed upon or misappropriated any Intellectual Property rights of third parties, and the Company has never received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company.

          (iii) The Company has no registered trademarks, service marks, trade dress, logos, trade names or corporate names which are used in the operation of the Company's business as presently conducted other than as set forth in the Disclosure Schedule, which identifies the entity in whose name each such registered mark is held.

     (l) List of Contracts and Other Data. The Disclosure Schedule sets forth a listing of the following contracts and other data relating to the Company:

          (i) all computer software used by the Company for inventory control, billing and work management, and all licenses granted to the Company and all other agreements to which the Company is a party and which relate, in whole or in part, to such software;

          (ii) all unregistered trade names, service marks, logos and trademarks used by the Company;

          (iii) all employment and consulting agreements, executive compensation plans, bonus plans and other Employee Benefit Plans of the Company; and

          (iv) any written agreement pursuant to which the Company has purchased or acquired any material operating assets, as a going concern, of any entity since December 31, 1994.

     The Company has not knowingly withheld from the Buyer copies of any of the documents referred to above or any of the following documents relating to the
Company:

          (i) any written arrangement to which the Company is a party or by which the Company or any of its property is bound or protected (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** per annum;

          (ii) any written arrangement (or group of related written arrangements) for the purchase by the Company of shelving, supplies, products or other personal property or for the receipt of services which involve more than **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** or are not cancelable on ninety days' notice or less in the ordinary course of business;

          (iii) any written arrangement to which the Company is a party or by which the Company or any of its property is bound or protected establishing a partnership or joint venture;

          (iv) any written arrangement (or group of related written arrangements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money or leased property (including capitalized lease obligations) or under which it has granted (or may grant) a security interest on any of its material assets, tangible or intangible;

          (v) any written arrangement to which the Company is a party or by which the Company or any of its property is bound or protected concerning confidentiality or noncompetition;

          (vi) any written arrangement relating to the Company and involving any of the Company Stockholders; and

          (vii) any written agreement under which the Company has made representations or warranties or has agreed to provide indemnification to a third party, other than (x) any such agreement in which the aggregate liabilities thereunder, by the terms thereof, would not exceed **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** and (y) customer contracts (standard forms of which, as well as a description of limited liability contract terms varying therefrom, have previously been provided to the Buyer).

     (m) Labor Matters.

          (i) The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, claims of unfair labor practices or other collective bargaining disputes. To the Knowledge of the Company, its employees have not been the subject of a union organizing effort since January 1, 1993.

          (ii) The Company has not received written notice of any claim from the Equal Employment Opportunity Commission or from any state or local government agency or been served with any legal process alleging that it either has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

     (n) Employee Benefits.

          (i) The Disclosure Schedule lists each Employee Benefit Plan that the Company (which term, for purposes of this ss.3(n)(i), shall include a Subsidiary) maintains or to which the Company contributes or has any obligation to contribute or has contributed to or sponsored.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, and the Company has not received any outstanding notice from any governmental agency or authority questioning or challenging such compliance.

               (B) All required reports, returns and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan and its related trust, if any. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and subject to COBRA.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each such Employee Benefit Plan (or its related trust) which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due will, as of the Closing Date, have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a) in form and operation, and to the Knowledge of the Company, there are no presently existing facts or circumstances that will or could reasonably be expected to give rise to disqualification of any such plan under Code ss.401(a) or to a tax under Code ss.511.

               (E) The Company has delivered to the Buyer correct and complete copies of the plan documents, including amendments, summary plan descriptions and summaries of material modifications, if any, the three most recent Form 5500 Annual Reports, and accountant's opinion, if applicable, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan and all written communications, if any, to employees to the extent the substance of the plan described therein differs materially from the other documentation furnished.

               (F) There have been no acts or omissions by the Company that have given rise to or may reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Company may be liable.

          (ii) With respect to each Employee Benefit Plan that the Company and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed or ever has been required to contribute, there have been, and are, no "prohibited transactions" (as defined in ss.406 of ERISA and Code ss.4975) with respect to any such Employee Benefit Plan. To the Knowledge of the Company, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

          (iii) Neither the Company, any current ERISA Affiliate, nor, to the Knowledge of the Company, any business or entity that has been an ERISA Affiliate within the past five years sponsors or contributes to or has ever sponsored or contributed to a plan subject to Title IV of ERISA or any Multiemployer Plan or has any liability (including any withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

          (iv) Except as set forth in the Disclosure Schedule, the Company does not maintain and has never maintained or contributed, and has never been required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).

     (o) Litigation. There are no actions, suits or proceedings with respect to the Company involving claims by or against the Company which are pending or, to the Knowledge of the Company, threatened, at law or in equity, before or by any federal or state court or any municipal or other governmental department, commission, board, bureau, agency or instrumentality. To the Knowledge of the Company, there are no writs, judgments, injunctions or decrees of any court or any governmental agency with respect to which the Company has been named or to which the Company is a party which apply, in whole or in part, to the business of the Company or to any of the assets or properties of the Company or the Company Shares or which would result in a Material Adverse Effect on the business, financial condition, operations, assets, cash flow or future prospects of the Company, taken as a whole.

     (p) Certain Business Relationships with the Company. Except as set forth in the Disclosure Schedule, none of the Company Stockholders and no Affiliate owns any asset, tangible or intangible, which is used in the business of the Company or has a contractual relationship with the Company that is not terminable by the Company upon thirty days' notice.

     (q) Brokers. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     (r) Officers and Directors; Bank Accounts. The officers and directors of the Company as of the date of this Agreement are as set forth in the Disclosure Schedule. The Disclosure Schedule also sets forth the name of each bank, savings institution or other person with which the Company has an account or safe deposit box and the names and identification of all such accounts or safe deposit boxes and the names and identification of all persons authorized to draw thereon or to have access thereto.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSACTION SUBSIDIARY. Each of the Buyer and the Transaction Subsidiary represents and warrants to the Company that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the Closing Date), except those statements which specify a different date (which shall be correct and complete as of such date). The Buyer and the Transaction Subsidiary make no representations and warranties of any kind in connection with the transactions contemplated by this Agreement, except as expressly set forth in this ss.4.

     (a) Organization. Each of the Buyer and the Transaction Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Transaction Subsidiary is, or on the Closing Date will be, duly authorized to conduct business and in good standing as a foreign corporation under the laws of the States of Oregon and Washington.

     (b) Authorization of Transaction. Each of the Buyer and the Transaction Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the transactions contemplated herein have been duly authorized by all necessary corporate and shareholder actions on the part of the Buyer and the Transaction Subsidiary. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transaction Subsidiary, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transaction Subsidiary is subject or any provision of the Certificate of Incorporation or bylaws of either the Buyer or the Transaction Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transaction Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of the Buyer or the Transaction Subsidiary to consummate the transactions contemplated by this Agreement. To the Knowledge of the Buyer, except for the Delaware General Corporation Law and the Washington Business Corporation Act, and except as disclosed by the Company, neither the Buyer nor the Transaction Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Buyer and the Transaction Subsidiary to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Neither the Buyer nor the Transaction Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Company or the Company Stockholders could become liable or obligated.

     (e) Capitalization of the Buyer. As of the date hereof, the entire authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock, of which 14,919,124 shares are issued and outstanding (assuming all former stockholders of Arcus Group, Inc. have exchanged their shares of capital stock of Arcus Group, Inc. for Buyer Common Stock); 2,000,000 shares of Preferred Stock, $.01 par value per share, of which none are issued and outstanding; and 1,000,000 shares of Nonvoting Common Stock, $.01 par value per share, of which none are issued and outstanding. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. When issued to the Company Stockholders in connection with the Merger, the Buyer Common Stock will be duly authorized, validly issued, fully paid, nonassessable, registered under the Securities Act and will not be subject to any preemptive or similar rights, and, subject only to (i) the lock-up provisions in the Stockholders Agreement, (ii) applicable restrictions under Rule 145 under the Securities Act and (iii) antifraud provisions of the Exchange Act and the rules and regulations thereunder, will be freely tradeable.

     (f) SEC Filings; Financial Statements and Other Information. The Buyer has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997, and has heretofore made available to the Company, in the form filed with the SEC (including any exhibits thereto), its Final Prospectus dated January 20, 1998 (the "Prospectus") forming part of its Registration Statement on Form S-4 (file number 333-44187) declared effective on January 20, 1998 (the "Registration Statement"). The Prospectus and the Registration Statement and any forms, reports and other documents incorporated by reference into the Prospectus or filed by the Buyer with the SEC after the date of this Agreement and until the Closing Date, (x) complied with or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed and (if previously filed) do not at the date hereof, or will not at the time they are filed or at the date of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5. PRE-CLOSING COVENANTS. Between the execution of this Agreement and the
Closing:

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below) on or before March 30, 1998. Without limiting the generality of the foregoing, the Company, acting through its Board of Directors, shall, in accordance with the Washington Business Corporation Act and its articles of incorporation and bylaws: (i) as soon as reasonably practicable (and in any event not later than March 27, 1998), duly call, give notice of, convene and hold the Company Meeting, or to the extent permitted by the Washington Business Corporation Act submit this Agreement and the Merger for approval and adoption by written consent by the Company Stockholders; (ii) include in any proxy statement the conclusion and recommendation of the Board of Directors (to the extent consistent with its fiduciary duties) to the effect that the Board of Directors, having determined that this Agreement and the Merger are in the best interests of the Company and the Company Stockholders, has approved this Agreement and the Merger and recommends that the Company Stockholders vote in favor of the approval and adoption of this Agreement and the Merger; and (iii) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the Merger by the Company Stockholders. The Company further agrees to deliver or cause to be delivered (to the extent it has not already done so) copies of the Prospectus to the Company Stockholders as soon as reasonably practicable (and in any event not later than February 26, 1998) on behalf of the Buyer.

     (b) Notices and Consents. The Company will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, which in either case are required for it to consummate the transactions contemplated by this Agreement. The Buyer and the Transaction Subsidiary will give any notice to third parties, and will use their respective reasonable best efforts to obtain any third party consents, which in either case are required for them to consummate the transactions contemplated by this Agreement.

     (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(d) and ss.4(c) above.

     (d) Operation of Business. The Company will continue to operate its business in the Ordinary Course of Business and will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

          (i) the Company will not authorize or effect any change in its articles of incorporation or bylaws;

          (ii) the Company will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently issued or outstanding, all of which the Company will cause to be fully exercised or cancelled prior to or as of the Effective Time);

          (iii) the Company will not declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock or any options, warrants or other rights to purchase or obtain any of its capital stock;

          (iv) the Company will not issue any note, bond or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money (including without limitation Funded Indebtedness) or capitalized or operating lease obligation (other than (x) pursuant to existing contracts or arrangements described in the Disclosure Schedule and in the Ordinary Course of Business and
(y) operating lease obligations incurred in the Ordinary Course of Business);

          (v) the Company will not grant any Security Interest in any of its assets;

          (vi) the Company will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

          (vii) the Company will not delay or postpone the payment of accounts payable or other liabilities or accelerate receivables other than in the Ordinary Course of Business;

          (viii) the Company will not make any change in employment terms for any of its directors, officers, or employees;

          (ix) the Company will not take any of the other actions set forth in ss.3(f); and

          (x) the Company will not make any binding commitment to do any of the foregoing.

     Nothing in this ss.5(d) shall be construed to prohibit the Company from incurring obligations to pay bonuses to employees, not to exceed $500,000 in the aggregate, in respect of such employees' performance.

     (e) Full Access. The Company will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company; provided that all due diligence investigations related to the Company's customers and employees shall be subject to the exclusive control (including nature, extent and timing) of the Company, and the identity of the Company's customers shall not be disclosed until immediately after the Closing.

     Each of the Buyer and the Transaction Subsidiary will treat and hold any Confidential Information it receives from the Company in accordance with the provisions of the Confidentiality Agreement, which the Transaction Subsidiary hereby agrees to abide by as though it were a party thereto.

     Subject to receipt of a confidentiality agreement in the form attached hereto as Exhibit 5(e) (the "Buyer Confidentiality Agreement"), the Buyer will permit representatives of the Company and the Company Stockholders that are considering making a Combined Election to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer, to all information reasonably necessary for such Company Stockholder to make the investment decision to acquire shares of Buyer Common Stock as part of the Combined Stockholder Merger Consideration (it being understood that, absent a material breach of the representation set forth in Section 4(f) hereof which would result in the failure to satisfy the condition in ss.7(b)(ii), the results of such investigation shall not excuse performance by a Principal Stockholder of his, her or its obligations under the Stockholders Agreement).

     (f) Notice of Developments. Each Party will give prompt written notice to the others of any action or event giving rise to a Material Adverse Effect on the Party or causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. The Company, on the one hand, and the Buyer and the Transaction Subsidiary, on the other hand, shall be entitled to update the information contained in the Disclosure Schedule (or, for the Buyer and the Transaction Subsidiary, to provide information which would be includable in a disclosure schedule), at any time and from time to time prior to the Effective Time for matters arising after the date of this Agreement, and the addition of any such items shall not form the basis of any claim against the Company Stockholders on the one hand, or the Buyer and the Transaction Subsidiary, on the other hand, under ss.10 below. No disclosure by any Party pursuant to this ss.5(f) which constitutes a Material change in information originally presented in this Agreement or the Disclosure Schedule shall constitute a waiver by the Party receiving such disclosure of any condition to such Party's obligation to close the transactions contemplated hereby unless the Party to which such disclosure is made agrees in writing to waive such condition.

     (g) Exclusivity. The Company will not solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange), and none of its directors, officers or agents shall be permitted to take such action. The Company shall notify the Buyer immediately if any Person who received the Information Statement makes any such proposal, offer or inquiry, or if any other Person makes any such proposal, offer or inquiry in writing.

     (h) Continuation of Projects. The Company will continue the racking and facility relocation projects in Seattle and move-in of new accounts in the Ordinary Course of Business in accordance with the Company's existing plans and properties.

     (i) Termination of 401(k) Plan. Not later than the day prior to the Closing Date the Board of Directors of the Company and each current ERISA Affiliate will adopt resolutions effecting the termination of the Company's 401(k) Employee Benefit Plan and any other defined contribution plan maintained by the Company or a current ERISA Affiliate.

     (j) Release of Guaranties. The Buyer and the Transaction Subsidiary shall use their commercially reasonable efforts to obtain the release of those Company Stockholders identified on the Disclosure Schedule as having guaranteed any obligations of the Company from their personal guaranties of such Company obligations (the "Guaranties"). The Company hereby consents to such disclosure of the transactions contemplated by this Agreement as is reasonably necessary to request and obtain such consents.

     (k) Designated Recipients. Subject to the approval of the Company Stockholders, on the Closing Date immediately prior to the Effective Time, the Buyer shall deliver to the Company an amount to be paid by the Company to the Designated Recipients as additional consideration for their shares of Common Stock which were redeemed pursuant to the 1997 Redemption, such that each Designated Recipient shall have received from the Company in respect of his shares of Common Stock, pursuant to the 1997 Redemption and this ss.5(k), an aggregate cash amount per share equal to the Share Price, giving effect to all of the adjustments hereunder, including the adjustment for the payment described in this ss.5(k). The amount of such payment shall reduce the Adjusted Merger Consideration as described in the definition thereof above.

     (l) Funded Indebtedness. Not less than two (2) business days prior to the Closing, the Company shall provide to the Buyer a schedule showing a true and correct listing of all Funded Indebtedness and the amounts thereof due as of the Closing Date, including interest, prepayment premiums and penalties. At the Closing, the Buyer shall deliver (i) to the Company sufficient funds for the payment of all such Funded Indebtedness that is unsecured and (ii) to a trust account in the name of Graham & James LLP sufficient funds for the payment of all such Funded Indebtedness that is secured. At the Closing, the Company shall pay, with funds provided by the Buyer, all Funded Indebtedness existing as of the Closing Date. The amount of such payment shall be in addition to the Merger Consideration.

     (m) Tax Treatment. Each of the Parties intends the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code, agrees to report the Merger as a tax-free reorganization under the provisions of
Section 368(a) of the Code and agrees not to take any action inconsistent with the qualification of the Merger as a tax-free reorganization under the provisions of Section 368(a) of the Code.

     (n) Audit. At the request and the expense of the Buyer, the Company shall cause its independent accountants to cooperate with the Buyer and shall assist in the preparation of audited financial statements for the Company. Without limiting the generality of the foregoing, the Company agrees that it will (i) consent to the use of such audited financial statements in any registration statement or other document filed by the Buyer under the Securities Act or the Exchange Act, and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as the Buyer's independent accountants may reasonably request under the circumstances. Notwithstanding the foregoing, the Parties agree that it shall not be a condition to closing of the Merger that any such audit be completed prior to the Closing Date.

     (o) Net Operating Income. Immediately prior to the Effective Time, the Company shall prepare and deliver to the Buyer a schedule showing the Company's best estimate of the Net Operating Income of the Company for each whole calendar month, if any, that shall have elapsed beginning with the month of March 1998 to (but in no event including) the month in which the Closing occurs (the "Company Net Operating Income Calculation"). The amount of the Net Operating Income Adjustment derived from the Company Net Operating Income Calculation and from the pro rata portion of **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** accrued, as set forth in clause (b) of the definition of Net Operating Income Adjustment, from the first day of the month in which the Closing occurs to and including the Closing Date, shall increase the Adjusted Merger Consideration as described in the definition thereof above.

     (p) Certain Leases. Notwithstanding any provision herein to the contrary, the Company may negotiate and enter into a lease for additional warehouse space in Portland, Oregon upon commercially reasonable terms and for a period not to exceed six months. Upon request by the Company, the Buyer shall agree to sublease a portion of the building leased by a subsidiary of the Buyer at 2116 NW 20th Avenue, Portland, Oregon, to the Company at a rent to be mutually agreed upon by the Buyer and the Company and upon other commercially reasonable terms and for a period not to exceed six months. If this Agreement is terminated prior to the consummation of the Merger, (i) in addition to any other amounts payable hereunder, the Buyer shall pay the out of pocket expenses incurred by the Company to relocate customer boxes and other materials stored by the Company in any such leased space (whether subleased from the Buyer or otherwise) to another Portland area location leased by the Company and (ii) if such space is subleased from the Buyer, the Company will have no obligation to pay rent under the sublease with respect to any period following such termination and the Company shall relocate all materials stored by it in such space by the date which is two months after the termination of this Agreement (upon which date, the Buyer will have no further obligation to the Company as sublessor under such sublease).

     (q) Financial Information. As promptly as practicable after the end of each month, the Company shall provide to the Buyer a balance sheet of the Company as of the end of each such month and statements of income and expenses of the Company for the month then ended.

     (r) Stockholder Approvals. As promptly as practicable after the Company Meeting, the Company shall provide to the Buyer a tabulation of the shares of Company Stock voted by the Company Stockholders in favor of or against this Agreement and the Merger and any shares not voted.

6. POST-CLOSING COVENANTS. From and after the Closing Date:

     (a) Indemnification of Officers and Directors. The Surviving Corporation agrees to defend, indemnify and hold harmless from all claims all persons who served as directors and officers of the Company prior to the Effective Time in respect of matters for which they would have been entitled to indemnification under any exculpatory or indemnification provisions existing as of the date of this Agreement in the Articles of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company. The foregoing indemnity shall be without regard to any of the limitations on Claims (as defined in ss.10) set forth in ss.10 below. The Buyer shall, and does hereby, indemnify the officers and directors of the Company, to the extent they would have been entitled to indemnification under any exculpatory or indemnification provisions existing as of the date of this Agreement in the Articles of Incorporation or Bylaws of the Company, in respect of any occurrences or events related to the Surviving Corporation which occur after the Effective Time.

     (b) Indemnification for Guaranties. To the extent that any of the Company Stockholders have not been released from any Guaranties on or prior to the Closing Date, the Buyer and the Surviving Corporation will continue to use commercially reasonable efforts to obtain their release, and, jointly and severally, hereby agree to defend, indemnify and hold the Company Stockholders harmless from and against all Claims arising with respect to such Guaranties. The foregoing indemnity shall be without regard to any of the limitations on Claims set forth in ss.10 below.

     (c) Certain Payments. The Buyer or the Surviving Corporation shall pay all trade payables and capitalized lease obligations of the Company incurred on or prior to the Closing Date in accordance with their respective terms.

     (d) Credit for Years of Service. From and after the Closing, the Buyer and the Surviving Corporation will cause the Employee Benefits Plans, if any, maintained by the Buyer and the Surviving Corporation to provide that the Company's employees will be entitled to credit, for purposes of determining eligibility in such plans, for their years of service with the Company prior to the Closing.

     (e) Employee Bonuses. To the extent that the Company shall have committed prior to the Closing to pay bonuses to employees, not to exceed $500,000 in the aggregate, in respect of such employees' performance, as permitted by ss.5(d) above, and shall not have paid such bonuses on or prior to the Closing Date, the Buyer and the Surviving Corporation will pay such employee bonuses, not to exceed $500,000 in the aggregate, promptly following the Closing, and, jointly and severally, hereby agree to defend, indemnify and hold the Company Stockholders harmless from and against all Claims with respect to the nonpayment of such bonuses (including the cost to the Company Stockholders of the Company Stockholders' paying such bonuses). The foregoing indemnity shall be without regard to any of the limitations on Claims set forth in ss.10 below, but shall in no event exceed $500,000 in the aggregate.

7. CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of the Buyer and the Transaction Subsidiary. The obligation of each of the Buyer and the Transaction Subsidiary to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval not later than March 27, 1998 and the Company Stockholders who have given notice of their intent to cause their Company Shares to become Dissenting Shares do not hold more than 3% of the Company Shares then outstanding;

          (ii) the Company shall have procured all of the following third party consents:

               (A) Consent of the landlord under the lease dated March 2, 1990 between Charles E. and Mary Walsh, as landlord, and the Company, as successor to Shurgard Capital Management Corporation, as tenant, as amended by amendment dated August 28, 1997;

               (B) Consent of the landlord under the lease dated July 19, 1994 between Northwest Group A, as landlord, and the Company, as successor to Professional Records Center, Inc., as tenant;

               (C) Consent of the landlord under the lease dated May 31, 1996 between Boeing Mesabi Trust, as landlord, and the Company, as tenant;

               (D) Consent of the landlord under the lease dated March 23, 1995 between Shurgard Storage Center, Inc., as landlord, and the Company, as tenant; and

               (E) Consent of the licensor under the software license agreement dated November 7, 1997 between O'Neil Software, Inc., as licensor, and the Company, as licensee.

          (iii) the representations and warranties of the Company set forth in ss.3 above shall be true and correct in all Material respects at and as of the Closing Date;

          (iv) the Company shall have performed and complied with all of its covenants hereunder in all Material respects at and as of the Closing Date;

          (v) no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (vi) the Company shall have delivered to the Buyer and the Transaction Subsidiary a certificate to the effect that each of the conditions specified in ss.7(a)(i) through (v) is satisfied in all respects;

          (vii) the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in ss.5(c) above;

          (viii) the Buyer and the Transaction Subsidiary shall have received from Graham & James LLP, counsel to the Company, an opinion in form and substance reasonably satisfactory to the Buyer and the Transaction Subsidiary, addressed to the Buyer and the Transaction Subsidiary, and dated as of the Closing Date;

          (ix) the Buyer and the Transaction Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

          (x) the Post Closing Escrow Agreement shall have been executed by the Post Closing Escrow Agent and by the Representatives on behalf of Company Stockholders representing not less than 90% of the Company Shares;

          (xi) there shall not have occurred any Material adverse change in the business, assets, operations or cash flow of the Company when compared to the condition of the Company reflected in the Financial Statements; provided, however, that after the 60th day following the date of this Agreement, so long as the delay in the Closing Date past such 60th day is not caused by a failure by the Company to perform or comply with its covenants hereunder, any such adverse change shall not be deemed Material for purposes of this clause 7(a)(xi) unless its effect exceeds **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**;

          (xii) the Company shall have executed the Merger Documents to which it is a party;

          (xiii) the Company shall have liquidated Software LLC in accordance with applicable law;

          (xiv) any registered trademarks, service marks, trade names or logos of the Company used in the operation of the Company's business as presently conducted which are registered in the name of an entity other than the Company shall have been assigned to the Company;

          (xv) the Company shall have delivered copies of the Prospectus to the Company Stockholders on behalf of the Buyer not less than twenty business days prior to the date of the Company Meeting, and the Company shall not have taken any steps that would cause the issuance of shares of Buyer Common Stock in accordance with the terms of this Agreement not to be exempt from registration under the Securities Act;

          (xvi) the Buyer shall have received a favorable opinion, dated the Closing Date, of Sullivan & Worcester LLP, its special tax counsel, to the effect that this Agreement constitutes a tax- free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Buyer;

          (xvii) the Board of Directors of the Company and each current ERISA Affiliate shall have adopted resolutions effecting the termination of the Company's 401(k) Employee Benefit Plan and any other defined contribution plan maintained by the Company or a current ERISA Affiliate;

          (xviii) there shall be no more than twenty Combined Stockholders, and the Combined Stockholders shall hold in the aggregate as of immediately prior to the Effective Time a sufficient number of Company Shares such that the aggregate amount of the cash portion of the Merger Consideration payable at Closing shall not exceed the amount, determined in accordance with clauses (A) and (B) of ss.2(d)(v) above, of the Original Cash Amount; and

          (xix) all Vested Rights shall have been exercised or cancelled.

The Buyer and the Transaction Subsidiary may waive any condition specified in this ss.7(a) if they execute a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (ii) the representations and warranties of the Buyer and the Transaction Subsidiary set forth in ss.4 above shall be true and correct in all Material respects at and as of the Closing Date;

          (iii) each of the Buyer and the Transaction Subsidiary shall have performed and complied with all of its covenants hereunder in all Material respects at and as of the Closing;

          (iv) no action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator where an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          (v) each of the Buyer and the Transaction Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified above in ss.7(b)(i) through (iv) is satisfied in all respects;

          (vi) the Company shall have received from Sullivan & Worcester LLP, special counsel to the Buyer, an opinion in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

          (vii) each of the Buyer and the Transaction Subsidiary shall have executed the Merger Documents to which it is a party;

          (viii) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in ss.5(c) above;

          (ix) the Post Closing Escrow Agreement shall have been executed by the Post Closing Escrow Agent and by the Buyer and the Transaction Subsidiary; and

          (x) the Company shall have received a favorable opinion, dated the Closing Date, of Graham & James LLP, its special tax counsel, to the effect that this Agreement constitutes a tax-free plan of reorganization in accordance with the provisions of Section 368(a) of the Code and as to the consequences thereof to the Company Stockholders that are receiving Combined Stockholder Merger Consideration.

The Company may waive any condition specified in this ss.7(b) if it executes a writing so stating at or prior to the Closing.

8. DELIVERIES AND ACTIONS AT CLOSING. At the Closing the Parties shall deliver the following documents, instruments and agreements, and shall take the following described actions, all of which shall be deemed part of a single transaction. No part of the described deliveries and actions shall occur unless all shall occur.

     (a) Deliveries and Actions by the Company. The Company shall deliver or cause to be delivered to the Buyer and the Transaction Subsidiary, or to other persons, as appropriate, the following documents, instruments and agreements, and shall take the following actions:

          (i) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Washington;

          (ii) a certificate of legal existence for the Company issued by the appropriate officer of the state of Washington and a certificate of authorization for the Company issued by the appropriate officer of the state of Oregon;

          (iii) a certificate of the Company to the effect that each of the conditions specified in ss.7(a)(i) through (v) has been satisfied in all Material respects;

          (iv) originals or copies of each consent, authorization and approval referred to in ss.ss.7(a)(ii) and 7(a)(vii);

          (v) the opinion of Graham & James LLP, referred to in ss.7(a)(viii);

          (vi) the resignations described in ss.7(a)(ix), effective as of the Closing, of each director and officer of the Company;

          (vii) the Post Closing Escrow Agreement, executed by the Post Closing Escrow Agent and by the Representatives on behalf of Company Stockholders representing not less than 90% of the Company Shares;

          (viii) originals of the Merger Documents executed by the Company;

          (ix) a certificate of the Secretary of the Company certifying as to the Articles of Incorporation and Bylaws of the Company and resolutions adopted by the Board of Directors and Company Stockholders in connection with the transactions contemplated by this Agreement; and

          (x) joint written instructions to the Earnest Money Escrow Agent, as provided in ss.2(e)(i)(B).

     (b) Deliveries and Actions by the Buyer and the Transaction Subsidiary. The Buyer and the Transaction Subsidiary shall deliver, or cause to be delivered to the Company, or to other persons, as appropriate, the following documents, instruments and agreements, and shall take the following actions:

          (i) a copy of the Certificate of Incorporation for the Buyer and the Transaction Subsidiary, certified by the Secretary of State of the State of Delaware;

          (ii) certificates of good standing for the Buyer and the Transaction Subsidiary issued by the Delaware Secretary of State;

          (iii) certificates of authorization for the Transaction Subsidiary issued by the appropriate officers of the states of Washington and Oregon;

          (iv) certificate of the Buyer and the Transaction Subsidiary to the effect that each of the conditions specified in ss.7(b)(i) through (iv) has been satisfied in all Material respects;

          (v) originals or copies of each consent, authorization or approval referred to in ss.7(b)(viii);

          (vi) the Post Closing Escrow Agreement, executed by the Post Closing Escrow Agent and by the Buyer and the Transaction Subsidiary;

          (vii) a copy of the Exchange Agent Agreement, executed by the Buyer and the Exchange Agent;

          (viii) originals of the Merger Documents, executed by the Transaction Subsidiary;

          (ix) the opinion of Sullivan & Worcester LLP, special counsel to the Buyer, referred to in ss.7(b)(vi);

          (x) a certificate of the Secretary of the Buyer and the Transaction Subsidiary certifying as to resolutions adopted by the Board of Directors of each in connection with the transactions contemplated by this Agreement; and

          (xi) joint written instructions to the Earnest Money Escrow Agent, as provided in ss.2(e)(i)(B)(1).

     (c) Other Actions. The actions described in ss.2(c) will be taken by the Parties.

9. TERMINATION.

     (a) Termination of Agreement. Any of the Parties may terminate this Agreement as provided below:

          (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

          (ii) the Buyer and the Transaction Subsidiary may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time: (A) in the event the Company has breached any representation, warranty, or covenant contained in this Agreement in any Material respect, the Buyer or the Transaction Subsidiary has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before June 24, 1998 (the "Termination Date"), by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from the Buyer or the Transaction Subsidiary breaching any representation, warranty, or covenant contained in this Agreement); or

          (iii) the Company may terminate this Agreement by giving written notice to the Buyer and the Transaction Subsidiary at any time prior to the Effective Time: (A) in the event the Buyer or the Transaction Subsidiary has breached any representation, warranty, or covenant contained in this Agreement in any Material respect, the Company has notified the Buyer and the Transaction Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, the Confidentiality Agreement and any Buyer Confidentiality Agreement shall survive any such termination.

     Upon any termination of this Agreement, the Earnest Money Escrow Fund shall be paid to the Company, except in the following circumstances, in which the Earnest Money Escrow Fund shall be paid to the Buyer:

          (i) the Company's representations and warranties contained in ss.3 of this Agreement are determined prior to the Closing to be Materially inaccurate when taken as a whole; or

          (ii) the Company Stockholders fail or refuse to carry out the transactions contemplated hereby without a legal excuse therefor (including any failure of the Company Stockholders to provide the Requisite Stockholders Approval).

10. REMEDIES FOR BREACHES OF REPRESENTATIONS AND WARRANTIES.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Company, the Buyer and the Transaction Subsidiary contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter (the "Survival Period").

     (b) Indemnification by Company Stockholders.

          (i) The Company Stockholders, pursuant to the terms of this Agreement and the Post Closing Escrow Agreement, severally, and not jointly, shall indemnify the Buyer and the Surviving Corporation from and against any costs, losses or expenses, including attorneys' fees (together, the "Claims") the Buyer or the Surviving Corporation may suffer from and after the Closing Date resulting from, arising out of or caused by:

               (A) any breach by the Company of (1) its representations and warranties contained in ss.3 above or (2) its covenants contained in clause
(ii), (iii) or (iv) of ss.5(d) above; provided that the Company Stockholders shall not have any obligation to indemnify the Buyer or the Surviving Corporation from and against any liability for Claims resulting from, arising out of or caused by any breach described in clause (A)(1) of this ss.10(b)(i) until the Buyer or the Surviving Corporation has suffered Claims by reason of all such breaches in excess of **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** (the "Threshold") (at which point the Company Stockholders will be obligated to indemnify the Buyer from and against such Claims only to the extent they exceed the Threshold in the aggregate); and provided further, that the Buyer makes a written claim for indemnification against the Company Stockholders pursuant to the terms of the Post Closing Escrow Agreement within fifteen days after the end of the Survival Period; or

               (B) that portion of the Net Operating Income Adjustment derived from the Company Net Operating Income Calculation exceeding that portion of the Net Operating Income Adjustment derived from the final determination (whether as a result of the Representatives failing to give notice of the Representatives' disagreement with the Buyer Net Operating Income

Calculation within the time period prescribed below, a resolution by the Buyer and the Representatives of any such disagreement, or a determination by an accounting firm selected pursuant to ss.10(b)(iii)(B) below to resolve any disagreement among the parties) of the Net Operating Income of the Company for each whole calendar month, if any, that shall have elapsed from March 1998 to (but in no event including) the month in which the Closing occurs in accordance with ss.10(b)(iii) below, which right to indemnification shall, notwithstanding anything to the contrary contained herein, be without regard to the Threshold; provided, however, that the Buyer makes a written claim for indemnification against the Company Stockholders pursuant to the terms of the Post Closing Escrow Agreement concurrently with the delivery of the Buyer Net Operating Income Calculation to the Representatives in accordance with ss.10(b)(iii)(A) below;

and provided, further, in the case of both clause (A) and clause (B) of this ss.10(b)(i), that the Buyer's and the Surviving Corporation's right to indemnification under this ss.10(b)(i) shall, except to the extent otherwise set forth herein, be subject to and limited by each of the other provisions of this ss.10.

               (ii) Notwithstanding any provision to the contrary, the Company Stockholders shall have no liability to the Buyer and the Surviving Corporation, whether in respect of the indemnification obligations described in ss.10(b)(i) or otherwise, except for their respective interests in the Post Closing Escrow Fund. The Buyer's and the Surviving Corporation's sole and only recourse in respect of any Claims hereunder shall be against the Post Closing Escrow Fund, in the maximum amount thereof as shall exist from time to time, subject to the procedures described in the Post Closing Escrow Agreement.

               (iii) (A) As promptly as practicable after the Effective Time, but in any event within 60 days thereafter, the Buyer shall prepare and deliver
(x) to the Representatives a schedule showing the Buyer's determination of the Net Operating Income of the Company (which shall be calculated pursuant to the format set forth in Schedule 2 in accordance with GAAP and on a basis consistent with the past practices of the Company; provided, however, that any accruals customarily done on an annual basis shall be done on a monthly basis; and provided, further, that any expenses incurred by the Company (i) in the preparation of audited financial statements that are to be borne by the Buyer pursuant to ss.5(n) above, (ii) in connection with employee bonuses permitted under ss.5(d) above or (iii) that relate solely to the transactions contemplated by this Agreement shall be excluded from the calculation of Net Operating Income) for each whole calendar month, if any, that shall have elapsed beginning with the month of March 1998 to (but in no event including) the month in which the Closing occurs (the "Buyer Net Operating Income Calculation") and (y) if applicable, to the Representatives and the Post Closing Escrow Agent a written claim for indemnification under ss.10(b)(i)(B) above against the Company Stockholders pursuant to the terms of the Post Closing Escrow Agreement. If the Representatives disagree with the Buyer Net Operating Income Calculation, the Representatives shall give notice thereof to the Buyer within 20 days after delivery of the Buyer Net Operating Income Calculation to the Representatives.

                    (B) The Buyer and the Representatives shall attempt to settle any such dispute; and any such settlement shall be final and binding upon the Buyer, the Company Stockholders and the Representatives. If, however, the Buyer and the Representatives are unable to settle such dispute within 20 days after receipt of such notice of dispute by the Buyer, the dispute shall be submitted to an independent certified public accounting firm mutually acceptable to the Buyer and the Representatives for resolution, and the decision of such independent certified public accountants shall be final and binding upon the Buyer and the Representatives. All costs incurred in connection with the resolution of said dispute by such independent public accountants, including expenses and fees for services rendered, shall be paid (x) by the Representatives, as agents for the Company Stockholders, if the Buyer Net Operating Income Calculation for the month or months, if any, preceding the month in which the Closing occurs is closer to the accountants' final determination, pursuant to this ss.10(b)(iii)(B), of Net Operating Income for such period than is the Company Net Operating Income Calculation for such period, (y) by the Buyer if the Company Net Operating Income Calculation for such period is closer to the accountants' final determination, pursuant to this ss.10(b)(iii)(B), of Net Operating Income for such period than is the Buyer Net Operating Income Calculation for such period, and (z) otherwise, one half by the Buyer and one half by the Representatives. The Buyer and the Representatives shall use reasonable best efforts to have the dispute resolved within 60 days after such dispute is submitted to said independent public accountants, but neither the Buyer nor the Representatives shall have any liability to any party hereto for the delay in the resolution of such dispute if such dispute is not resolved within such 60-day period.

     (c) Indemnification by Buyer. The Buyer and the Surviving Corporation shall indemnify the Company Stockholders from and against any Claims the Company Stockholders may suffer from and after the Closing Date resulting from or arising out of any breach by the Buyer or the Transaction Subsidiary of their representations and warranties contained in ss.4 above; provided, that the Buyer and the Surviving Corporation shall not have any obligation to indemnify the Company Stockholders from and against any liability for Claims resulting from, arising out of or caused by any breach by the Buyer or the Transaction Subsidiary of any of their representations and warranties contained in ss.4(a), ss.4(b), ss.4(c) or ss.4(d) above until the Company Stockholders have suffered Claims by reason of all such breaches in excess of **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** (at which point the Buyer and the Surviving Corporation will be obligated to indemnify the Company Stockholders from and against such Claims only to the extent they exceed **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.** in the aggregate); and provided further, that the Company Stockholders make a written claim for indemnification against the Buyer or the Surviving Corporation pursuant to the terms of the Post Closing Escrow Agreement within fifteen days after the Survival Period; and provided further, that the Company Stockholders' right to indemnification under this ss.10(c) shall be subject to and limited by each of the other provisions of this ss.10.

     (d) Matters Involving Third Parties.

          (i) If any third party shall notify any Person (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Person (the "Indemnifying Party") under this ss.10, then the Indemnified Party shall promptly notify the Indemnifying Party or its representative, as applicable, thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any costs, losses and expenses the Indemnified Party may suffer resulting from, arising out of or caused by the Third Party Claim, (subject to the limits of liability described in this ss.10), (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.10(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably); provided, that the Indemnified Party shall consent to any settlement with respect to a Third Party Claim where the settlement involves only the payment of money damages and the amount thereof is fully paid by the Indemnifying Party;

          (iv) In the event any of the conditions in ss.10(d)(ii) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), subject to the limitations of its liability authorized in this ss.10, and (C) the Indemnifying Party will remain responsible for any Claims the Indemnified Party may suffer resulting from, arising out of or caused by the Third Party Claim, subject to the limitations of its liability contained in this ss.10.

          (v) The Company shall cause the Company Stockholders, through the Letter of Transmittal, irrevocably to appoint three Persons (the "Representatives"), to act as their agent and attorneys-in-fact, with full power of substitution, to execute the Post Closing Escrow Agreement in their name and to take all actions called for by this ss.10 and the Post Closing Escrow Agreement on their behalf, all in accordance with the terms of this ss.10 and the Post Closing Escrow Agreement.

     (e) Determination of Adverse Consequences. The amount payable by an Indemnifying Party with respect to any Claim under this ss.10 shall be reduced by the amount of any insurance proceeds and tax benefits received by an Indemnified Party with respect to any insurance or tax claim made with respect thereto. All indemnification payments under this ss.10 shall be deemed adjustments to the Merger Consideration.

11. MISCELLANEOUS.

     (a) Press Releases and Public Announcements. Until the Closing or, in the event of termination of this Agreement, until the date of such termination, each Party or its Affiliates shall consult with the other before issuing any press release or otherwise making any public statements (including statements contained in public securities filings) with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer may, without the prior consent of the Company, issue such press releases or make such public statements which the Buyer determines to be necessary or appropriate (including, without limitation, any such statements that it believes are required by applicable law, or by the terms of any agreement or instrument with any exchange, including without limitation the Nasdaq National Market System, on which the Company's securities are listed), in which case the Buyer shall make reasonable best efforts to advise the Company and afford it the opportunity to review and comment upon its contents (it being understood that the form and substance of any such press release or public statement shall be in the Buyer's sole discretion).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that this Agreement is intended for the benefit of the Company Stockholders.

     (c) Entire Agreement. This Agreement, the Exhibits and Schedules, the Earnest Money Escrow Agreement, the Post Closing Escrow Agreement, the Exchange Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties and collectively supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may cause a wholly owned Subsidiary of the Buyer to be substituted for the Transaction Subsidiary as the party to the Merger and may, in addition, assign the other rights, but not its obligations, including, without limitation, its obligation to pay the Merger Consideration, under this Agreement to such Subsidiary.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:
         InterMation, Inc.
         1201 Third Avenue, Suite 2200
         Seattle, Washington  98101
         Attention:  Charles K. Barbo
         Fax:  (206) 623-0968

         Copy to:
         Mark A. Maghie, Esq.
         Graham & James LLP
         1001 Fourth Avenue, Suite 4500
         Seattle, Washington  98154
         Fax:  (206) 389-1708

         If to the Buyer and/or the Transaction Subsidiary:
         Iron Mountain Incorporated
         745 Atlantic Avenue
         Boston, Massachusetts  02111
         Attention:  John F. Kenny, Jr.
         Fax:  (617) 350-7881

         Copies to:
         Garry B. Watzke, Esq.
         745 Atlantic Avenue
         Boston, Massachusetts  02111
         Fax:  (617) 350-7881

         and

         William J. Curry, Esq.
         Sullivan & Worcester LLP
         One Post Office Square
         Boston, Massachusetts  02109
         Fax:  (617) 338-2880

Notice shall be deemed received: if by personal delivery, upon actual receipt; if by national overnight courier, on the business day following the sender's delivery to such courier; if by facsimile, upon electric confirmation of delivery by the sender's facsimile machine; and if by certified mail, on the fifth (5th) business day after deposit in the U.S. Mail. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

     (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Washington Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that if the transactions contemplated by this Agreement close, the legal fees and expenses of the Company which exceed **The confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.**, if any, will be deducted from the Merger Consideration payable by the Buyer in connection with such transactions in the manner set forth in the definition of Adjusted Merger Consideration above and ss.2(d)(v)(A)(2)(x).

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean "including without limitation".

     (m) Jurisdiction; Venue. The Parties, to the extent they may lawfully do so, hereby consent to the jurisdiction of the courts of the State of Washington, King County, and the United States District Court of Washington, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations arising hereunder or with respect to the transactions contemplated hereby and expressly waive any and all objections they any have as to venue in any of such courts.

     (n) Litigation Costs. The prevailing party in any legal proceeding arising from this Agreement shall be entitled to an award of reasonable attorneys' fees incurred in connection with the litigation. The non-prevailing party shall pay such fees, together with the costs and expenses of the litigation.

     (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.






                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



IRON MOUNTAIN INCORPORATED



By:  /s/ C. Richard Reese
     ------------------------
Name: C. Richard Reese
Title: Chairman and Chief Executive Officer



IM-3 ACQUISITION CORP.



By: /s/ C. Richard Reese
    ----------------------
Name: C. Richard Reese
Title: President



INTERMATION, INC.



By: /s/ Gregory L. Beary
    ----------------------
Name: Gregory L. Beary
Title: President